SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

 Commission File Number: 033-55254-46

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 AMERICAN SPORTS HISTORY INCORPORATED

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(Exact name of registrant as specified in its charter)

1905 Pauline Blvd Ste 1, Ann Arbor, Michigan 48103

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Common Stock, $.001 par value

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(Title of each class of securities covered by this Form)

None

 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                Rule 12h-3(b)(1)(ii)   [ ]

Rule 12g-4(a)(1)(ii)   [ ]                Rule 12h-3(b)(2)(i)    [ ]

Rule 12g-4(a)(2)(i)    [ ]                Rule 12h-3(b)(2)(ii)   [ ]

Rule 12g-4(a)(2)(ii)   [ ]                Rule 15d-6             [x]

     Rule 12h-3(b)(1)(i)    [ ]

Approximate number of holders of record as of the certification or notice date:

4

Pursuant to the requirements of the Securities Exchange Act of 1934, American Sports History Incorporated. has caused this Certification and Notice to be signed on its behalf by the undersigned duly authorized person.

                         American Sports History Incorporated

Date: May 22, 2008.               By: /s/Peter Klamka

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                   Peter Klamka, Trustee